Exhibit 99.12

                           [LOGO] TRENWICK GROUP LTD.

                          STOCK OPTION EXCHANGE PROGRAM
                         ELECTION CONFIRMATION STATEMENT

June 17, 2002

[Employee Name]
[Employee Address]

      This statement confirms that Trenwick Group Ltd. has accepted your tendered Current Options in exchange for New Options to be granted on or about December 16, 2002. It also confirms that all of your Current Options were cancelled on June 15, 2002. Thus, you have no further right or entitlement to purchase any common shares pursuant to the terms of these cancelled Current Options.

      This statement lists your cancelled Current Options and the New Options that will be granted to you on or about December 16, 2002 under the terms and conditions of the Offer to Exchange. All New Options will have a grant price equal to the fair market value of Trenwick's common stock on the new grant date. As explained in the Offer to Exchange, you must remain an employee until the date the New Options are granted to receive the New Options. If you do not remain an employee through this date, you will not receive any New Options or any other consideration for your cancelled Current Options.

      Should you have any questions regarding the stock option exchange program, including this notice, please refer to the package of materials you received or contact the following person:

                                 John V. Del Col
                               Trenwick Group Ltd.
                           c/o Trenwick Services Inc.
                              One Canterbury Green
                           Stamford, Connecticut 06901
                             Telephone: 203 353-5500
                             Facsimile: 203 353-5550


      NUMBER OF             NUMBER OF NEW     VESTING     EXPIRATION
      CANCELLED OPTIONS     OPTION            DATE        DATE
      -----------------     -------------     -------     ----